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COMPANY CONTACT Robert M. Mayer CFO (330) 723-5082	World Headquarters 1090 Enterprise Drive Medina, OH 44256 Phone (330) 723-5082 Fax (330) 723-0694 www.corrpro.com

FOR IMMEDIATE RELEASE

CORRPRO ANNOUNCES RESULTS FOR FIRST QUARTER FISCAL 2005

     Medina, Ohio, August 16, 2004—Corrpro Companies, Inc. (AMEX:CO), today reported results for its fiscal 2005 first quarter which ended June 30, 2004.

The Company increased its total revenues to $34.1 million, 3.2% more than the prior-year’s first quarter. Most of the Company’s domestic core business units improved their sales. In addition, first quarter revenues for the Company’s Canadian operations were flat and the Company’s European operations experienced a slight decrease in sales as compared to last year’s first quarter.

Consolidated gross profit margins were 32.2% for the first quarter of fiscal 2005 compared to 33.5% for the prior-year period. The reduced margins were caused by the cessation of a general contract for certain navy projects on which the Company was a subcontractor. The cessation of the contract caused the Company to experience low employee utilization rates in the offices performing work under this contract. In response to the circumstances involving the navy subcontract, in August 2004, the Company closed three offices that primarily serviced that subcontract. The Company also experienced low margins generated by our commercial coating sector. Moreover, in the prior year’s quarter, the Company benefited from a major high margin project.

For the first quarter of fiscal 2005, the Company’s selling, general and administrative expenses were $8.4 million, or 24.6% of total revenues, compared to $8.0 million, or 24.1% of total revenues for year-earlier period. The Company’s compensation costs, medical insurance expenses and negative foreign currency adjustments exceeded those incurred in the prior year’s quarter.

In the first quarter of fiscal 2005, Corrpro’s operating income from continuing operations was $2.6 million compared to $3.1 million in the prior-year period.

“As we leave behind the recapitalization process, we are pleased that our operations continue to generate sales and performances in line with our expectations. The resiliency of our staff continues to create value,” commented Joseph P. Lahey, Chief Executive Officer and President who joined Corrpro in May 2004. “Reflecting on my first 60 days with the Company, I’m pleased that our company has maintained its focus on serving our clients, as evidenced by our increasing sales. Our profits are in line with our expectations as we experience a growth in our pipeline services and material segments.”

For the first quarter of fiscal 2005, the Company reported a net loss of $10.6 million, which included a $12.2 million non-cash charge to mark certain warrants to market value. As part of the Company’s March 2004 recapitalization, the Company issued warrants exercisable for 16.1 million common shares. These warrants are accounted for as liabilities on the Company’s balance sheet and must, for accounting purposes, be adjusted to reflect changes in the Company’s share price. As a result, increases in the Company’s share price are deemed to increase the value of the warrants and thus increase the amount of the liability carried on the Company’s balance sheet. Conversely, a decrease in the Company’s share price would reduce the carrying value of the liability. Due to the increase in the Company’s share price between March 31, 2004 and June 30, 2004, the Company recorded a non-cash expense of $12.2 million on June 30, 2004, to reflect the change in the value of the warrants. The Company will continue to record the change in the value of the warrants as income or expense in future period quarterly results, which may cause volatility in reported results in future periods.

“I want to stress that the $12.2 million charge recorded to reflect the change in value of the warrants has absolutely no impact on our operating income or cash flows in this quarter or any future quarter. This charge results from the technical application of Statement of Financial Accounting Standards No. 133 and does not affect our operations,” Mr. Lahey stated.

The Company reported a net loss available to common shareholders of $11.1 million or $1.31 per fully diluted share for the first quarter of fiscal 2005. Under generally accepted accounting principles, the 16.1 million warrants issued in the March 2004 recapitalization and refinancing are considered participating securities which dilute earnings only when net income available to common shareholders is positive. The warrants are not considered to be common stock equivalents when a net loss is reported. Accordingly, the Company’s net loss per share for the quarter ended June 30, 2004, takes into account 8.4 million shares, which represents the weighted average number of shares outstanding but does not include the 16.1 million shares which would be issuable upon the exercise of the warrants.

Corrpro, headquartered in Medina, Ohio, with over 40 offices worldwide, is the leading provider of corrosion control engineering services, systems and equipment to the infrastructure, environmental and energy markets around the world. Corrpro is the leading provider of cathodic protection systems and engineering services, as well as the leading supplier of corrosion protection services relating to coatings, pipeline integrity and reinforced concrete structures.

Except for historical information, the matters discussed in this press release are forward-looking statements relating to the business of the Company. The forward-looking statements are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” or variations of such words and similar expressions are intended to identify such forward-looking statements. The Company believes that the following factors, among others, could affect its future performance and cause its actual results to differ materially from those that are expressed or implied by forward-looking statements, or diminish the liquidity of its common shares: compliance with the SEC injunction related to accounting irregularities; the impact of any litigation or regulatory process related to the financial statement restatement process, including the class action litigation already filed (the dismissal of which has been appealed); the Company’s mix of products and services; the timing of jobs; the availability and value of larger jobs; qualification requirements and termination provisions relating to government jobs; the impact of inclement weather on the Company’s operations; the impact of energy prices on the Company’s and its customers’ businesses; adverse developments in pending litigation or regulatory matters; the impact of existing, new or changed regulatory initiatives; the Company’s ability to satisfy the listing and trading requirements of the AMEX (which, if not satisfied, could result in the suspension of trading or delisting of the Company’s shares from the exchange and could diminish the liquidity of its common shares) or any other national exchange on which its shares are or will be listed or otherwise to provide a trading venue for its shares; the impact of one entity holding a majority of the voting power of the Company; fluctuations in foreign currency rates; the impact of mark-to-market accounting treatment of outstanding warrants; and the impact of changing global political and economic conditions. Further information concerning factors that may affect the Company’s business and performance are set forth in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update any of the information contained or referenced in this press release.

TABLE TO FOLLOW

CORRPRO COMPANIES, INC.
Consolidated Income Statement Data
(In Thousands, Except Per Share Amounts)

	For the Three
	Months Ended
	June 30,
	2004	2003
Revenues	$34,110	$33,052
Cost of sales	23,138	21,984

Gross profit	10,972	11,068
Selling, general & administrative expenses	8,385	7,976

Operating income	2,587	3,092
Other income (expense):
Change in fair value of warrants	(12,206)	—
Interest expense	(1,305)	(1,479)

Income (loss) from continuing operations before income taxes	(10,924)	1,613
Provision (benefit) for income taxes	(291)	353

Income (loss) from continuing operations	(10,633)	1,260
Discontinued operations:
Loss from operations, net of income taxes	—	(381)
Loss on disposals, net of income taxes	—	(46)

Net income (loss)	(10,633)	833
Dividends attributable to preferred stock	449	—

Net income (loss) available to common stockholders	$(11,082)	$833

Income (loss) per share — Basic:
Income (loss) from continuing operations (net of dividends attributable to preferred stock)	$(1.31)	$0.15
Discontinued operations	—	(0.05)

Net income (loss) available to common stockholders	$(1.31)	$0.10

Income (loss) per share — Diluted:
Income (loss) from continuing operations (net of dividends attributable to preferred stock)	$(1.31)	$0.13
Discontinued operations	—	(0.04)

Net income (loss) available to common stockholders	$(1.31)	$0.09

Weighted average shares -
Basic	8,443	8,408
Diluted	8,443	9,383